6031 Connection Drive, Suite 400

Irving, TX 75039

Phone 214.880.3500

Fax 214.880.3599

Execution Version

SPECIAL ADVISOR AGREEMENT

This Special Advisor Agreement and Release (“Agreement”) is entered into as of November 6, 2024 (the “Effective Date”), by and between Dave Rush (“Advisor”) and Builders FirstSource, Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively, the “Company”).

RECITALS

WHEREAS, the Company and Advisor desire to enter into this Agreement in order to define the terms of Advisor’s relationship with the Company from and after the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Special Advisor Engagement.

(a) Employment as a Special Advisor. The Company hereby employs Advisor, and Advisor hereby accepts such employment, upon the terms and conditions set forth in this Agreement, for the period starting on November 6, 2024, and ending on March 31, 2025 (the “Special Advisor Period”). Advisor shall have the title of Special Advisor effective November 6, 2024, and to the extent he is currently an officer, Advisor shall be deemed to have resigned an officer of the Company including any of its subsidiaries or affiliated entities as of 11:59 p.m. CT on November 5, 2024. For the avoidance of doubt, Advisor shall continue to serve on the Company’s Board of Directors upon completion of the Special Advisor Period, which shall be deemed Continuous Service under the Company’s 2014 Incentive Plan (the “Incentive Plan”).

(b) Advisory Services. Unless otherwise agreed to in writing by the parties, Advisor shall perform and provide executive-level advisory services and advice (the “Advisory Services”) to the Company as requested by the Company’s Board of Directors or by the Company’s President and CEO. Advisor shall perform the Advisory Services in a professional and competent manner. Additionally, during the Advisory Period, Advisor agrees to promote the best interest of the Company and to take no actions that in any way damage the public image or reputation of the Company or its affiliates.

2. Compensation and Related Matters.

(a)
Compensation. During the Special Advisor Period, Advisor shall be compensated fifty thousand dollars ($50,000.00) per month, less applicable taxes and withholdings, payable during regular payroll periods. Further, for the full duration of the Advisor Period, Advisor will continue health and welfare benefits. Advisor will be eligible for a 2024 bonus and Advisor’s target bonus amount will be the sum of his base salary earned between January 1, 2024 and through November 5, 2024 and any special advisor fees earned from November 6, 2024 through December 31, 2024. Advisor’s target bonus percentage used to calculate his 2024 bonus shall continue to be 150%. Advisor will not be eligible for a 2025 bonus or equity award grants.

(b) Expenses. The Company shall reimburse Advisor for meals, lodging, and other reasonable expenses that are (a) incurred by Advisor in the course of providing Special Advisory Services in accordance this Agreement, and (b) pre-approved by the Company.

(c) Treatment of Outstanding Stock Awards. Given Advisor’s Continuous Service, all outstanding stock awards granted under the Incentive Plan and held by Advisor as of the Effective Date will continue to remain outstanding and shall vest in accordance with the terms of the original award agreements.

3. Termination. This Agreement may be terminated by the Company for “Cause” (as defined in the Company’s Executive and Key Employee Severance Plan (the “Severance Plan”) or due to Advisor’s death or incapacity. Should termination of the Agreement ensue due to death or incapacity, the Company’s obligations hereunder shall cease thirty (30) days following the triggering event. Notwithstanding the foregoing, the termination of the relationship and/or any termination of this Agreement, for whatever reason, shall not reduce or terminate the parties’ covenants and agreements as set forth herein. “Cause” shall mean the following events or conditions, as determined by the Company in its reasonable judgment: (a) the Advisor's refusal or failure to perform (other than by reason of disability), or material negligence in the performance of his or her duties and responsibilities to the Company; (b) the material breach by the Advisor of any provision of any material agreement between the Advisor and the Company; (c) fraud, embezzlement, theft or other dishonesty by the Advisor with respect to the Company; or (d) Advisor’s violation of a Company policy, rule or code of conduct that could expose the Company to civil or criminal liability or pose a risk of damaging the Company’s business or reputation.

4. Severance Plan; Ongoing Obligations.

(a)
Severance Plan. Advisor hereby acknowledges and agrees that as of the Effective Date, Advisor shall no longer be eligible for the benefits provided pursuant to the Company’s Executive and Key Employee Severance Plan (the “Severance Plan”).

(b)
Ongoing Obligations. Notwithstanding anything in this Agreement to the contrary, Advisor continues to be bound by the terms and conditions stated in the Restrictive Covenant Agreement executed by Advisor and the Company on February 24, 2023, and incorporated herein for all intents and purposes. Continued compliance with the Restrictive Covenant Agreement is a condition to receiving the consideration set forth in this Agreement.

5. Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Advisor, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Advisor as a result of the application of Section 409A of the Code. Advisor’s right to receive any installment payments shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

6. Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except for any arbitration agreement, which is governed by the Federal Arbitration Act, without giving any effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction except where preempted by Federal law.

8. Notices. All notices, demands and other communications to be given or delivered to the Company or Advisor under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, one (1) Business Day after being sent by reputable overnight courier or when transmitted by telecopy (transmission confirmed), or e-mail, in each case as appropriate to the addresses indicated below (unless another address is so specified by the applicable party in writing):

(a) If to Special Advisor:

Dave Rush

9808 Riva Ridge Lane

Waxhaw, NC 28173

Email: D.Rush@bldr.com

(b) If to the Company:

Builders FirstSource, Inc.

6031 Connection Drive, Suite 400

Irving, TX 75039

ATTN: Tim Johnson

Email: Tim.Johnson@bldr.com

9. Entire Agreement. This Agreement constitutes the entire agreement between Advisor and the Company which includes its successors, assigns, heirs and transferees, and supersedes all prior and contemporaneous agreements and understandings, written or oral, concerning Advisor’s employment, its termination and all related matters, excluding only any arbitration agreement, equity agreements (etc.) and any obligations that Advisor has to the Company concerning protection of confidential information, assignment of rights to inventions or other intellectual property, or covenants against competition or solicitation of advisors, independent contractors, customers, vendors, suppliers, distributors or others, any outstanding loans or other financial obligations that Advisor has to the Company or any of under any benefit plan maintained by the Company, and obligations, if any, with respect to the securities of the Company all of which shall remain in full force and effect in accordance with their terms.

10. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Advisor, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. Assignment. No approval shall be required for the Company to assign this Agreement to any affiliate or successor in interest to the Company’s business. Advisor shall not assign his obligations under this Agreement, and any assignment made by Advisor in contravention of this Section 11 shall be null and void for all purposes.

12. Parties in Interest. Subject to the provisions of Section 11, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, beneficiaries, legatees, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than Advisor, the Company, or their heirs, beneficiaries, legatees, legal representatives, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

13. Voluntary Agreement. Advisor has read this Agreement carefully, has had the opportunity to seek advice of counsel and understands and accepts the obligations that it imposes upon Advisor without reservation. No other promises or representations have been made to Advisor to induce Advisor to sign this Agreement. Advisor is signing this Agreement voluntarily and finely.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:

Builders FirstSource, Inc.

By: /s/ Tim Johnson

Name: Tim Johnson

Title: EVP, General Counsel

Special Advisor:

By: /s/ Dave Rush

Name: Dave Rush